Exhibit 10.26

An Oral Amendment to the Stockholder’s Rights Transfer Agreements, Dated July 9, 2010,

between Tianjin Joway Shengshi Group Co., Ltd. and Chen Jingyun

On July 9, 2010, Chen Jingyun and Tianjin Joway Shengshi Group Co., Ltd entered into a Stockholder’s Rights Transfer Agreement pursuant to which Chen Jingyun agreed to transfer all of his stockholder rights in Tianjin Joway Decoration Engineering Co., Ltd to Tianjin Joway Shengshi Group. The parties agreed orally at the time the Agreement was entered into that Tianjin Joway Shengshi would pay Chen Jingyun cash in the amount of RMB200,000 as consideration for such transfer.